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                                 EXHIBIT 10(l)
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                                                                   Exhibit 10(l)

                            SOUTHSIDE BANCSHARES CORP
                             SPLIT DOLLAR AGREEMENT


       THIS AGREEMENT is made and entered into this 1st day of December, 1999, by and between SOUTHSIDE BANCSHARES CORP a bank holding company located in St. Louis, Missouri (the "Company"), and the THOMAS M. TESCHNER IRREVOCABLE INSURANCE TRUST dated November 18, 1999 (the "Trust"). This Agreement shall append the Split Dollar Endorsement entered into on December 1, 1999, or as subsequently amended, by and between the aforementioned parties.


                                  INTRODUCTION

       WHEREAS, THOMAS M. TESCHNER (the "Executive") has contributed substantially to the success of the Company. The Company, as a fringe benefit, is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.


                                   ARTICLE 1
                               GENERAL DEFINITIONS

The following terms shall have the meanings specified:

         1.1. "Annual Tax Amount" shall mean the individual income tax (computed using the highest marginal state and federal individual income tax rates for the year the income is imputed) attributable to the annual imputed income described in Section 3.2 increased by eight (8%) compounded annually during the Executive's employment.

         1.2. "Insurer" means each of the following: Alexander Hamilton Life Insurance Company.

         1.3. "Policy" means each of the following: insurance policy #AH5061692 issued by Alexander Hamilton Life Insurance Company.

         1.4. "Insured" means the Executive.

         1.5. "Normal Retirement Date" means the Executive's 65th birthday.

         1.6. "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.
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         1.7. "Trustee" refers to the trustee or trustees of the Trust.

         1.8. "Shareholder" means the existing owners of all issued and outstanding stock of the Company as of the date this Agreement is signed.

                                   ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

         2.1. Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds, less policy loans to the Company, if any, in excess of: (i) prior to or on the Normal Retirement Date, $3,474,940.00; and (ii) after the Normal Retirement Date amounts set forth on the attached Schedule A calculated in accordance with Schedule A.

         2.2. Trust's Interest. The Trust shall be the beneficiary of an amount equal to: (i) prior to or on the Normal Retirement Date, $3,474,940.00; and (ii) after the Normal Retirement Date amounts set forth on the attached Schedule A calculated in accordance with Schedule A. The Trust shall also have the right to elect and change settlement options that may be permitted. Provided, however, the Executive, the Trust or its transferee beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive's Termination of Employment prior to Normal Retirement Age.

         2.3. Option to Purchase. Prior to the Executive's Normal Retirement Date, the Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Trust or the Trust's transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy.

         2.4. Comparable Coverage. Notwithstanding anything in this Agreement to the contrary, on or after the Executive's Normal Retirement Date, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Trust's interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement.

         2.5. Termination of Employment Prior to Normal Retirement Date. Should Termination of Employment occur prior to the Normal Retirement Date, the Company shall pay to the Executive an amount equal to the sum of each Annual Tax Amount divided by 1.00 minus the highest marginal combined state and federal individual income tax rates as of the date of Termination of Employment. The tax rates used to determine the amount under this section 2.5 shall be the rates in effect for the year Termination of Employment occurs. The Company shall pay this amount within sixty (60) days from the date of Termination of Employment.


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         2.6. Parachute Payment. If it is determined that any portion of the benefit payment to the Executive under Section 2.5 constitutes a parachute payment under Section 280G of the Code subject to the excise tax of Section 4999 of the Code, the Executive shall be entitled to receive from the Company a lump sum cash payment sufficient to place the Executive in the same net after tax position that the Executive would have been in had such payment not been subject to such excise tax; provided, however, the Executive shall be entitled to a payment under this Section 2.6 only to the extent that the Executive is not entitled to an equivalent payment under any other agreement.

                                   ARTICLE 3
                                    PREMIUMS

         3.1. Premium Payment. The Company shall pay any premiums due on the Policy.

         3.2. Imputed Income. The Company shall impute income annually to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                   ARTICLE 4
                                   ASSIGNMENT

         The Trust may assign without consideration all of its interests in the Policy and in this Agreement to any person, entity or other trust. In the event the Trust shall transfer all of its interest in the Policy, then all of the Trust's interest in the Policy and in the Agreement shall be vested in its transferee, who shall be substituted as a party hereunder and the Trust shall have no further interest in the Policy or in this Agreement.

                                   ARTICLE 5
                                     INSURER

         The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                   ARTICLE 6
                                    EXECUTIVE

         The Executive is not a party to this Agreement or to the corresponding Endorsement. Except as otherwise provided herein, the Executive shall have no rights, title or interest hereunder.


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                                   ARTICLE 7
                                CLAIMS PROCEDURE

         7.1. Claims Procedure. The Company shall notify the Trust, the Trust's transferee or beneficiary, or any other party who claims a right to an interest under this Agreement (the "Claimant') in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

         7.2. Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   ARTICLE 8
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Trustee. However, unless otherwise agreed to by the Company and the Trust, subject to section 2.3, this Agreement will automatically terminate upon the Executive's Termination of Employment prior to Normal Retirement Age.


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                                   ARTICLE 9
                                  MISCELLANEOUS

         9.1. Binding Effect. This Agreement shall bind the Trust and the Company, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         9.2. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         9.3. Creditor Claims. The Policy or any comparable policy subject to this agreement are general assets of the Company and shall be subject to the claims of the Company's creditors.

         9.4. Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Missouri, except to the extent preempted by the laws of the United States of America.

         9.5. Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

         9.6. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         9.7. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Trust as to the subject matter hereof. No rights are granted to the Trust by virtue of this Agreement other than those specifically set forth herein.

         9.8. Administration. The Company shall have powers that are necessary to administer this Agreement, including but not limited to:

                  (a) Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;


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                  (c) Maintaining a record of benefit payments; and

                  (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         9.9. Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

       IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


TRUST:                                         COMPANY:
THOMAS M. TESCHNER                             SOUTHSIDE BANCSHARES CORP
IRREVOCABLE INSURANCE TRUST


BY      /S/ JOHN K. PRUELLAGE                  BY    /S/ JOSEPH W. POPE
     CO-TRUSTEE                                TITLE CHIEF FINANCIAL OFFICER

BY
     CO-TRUSTEE


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                         SPLIT DOLLAR POLICY ENDORSEMENT
                SOUTHSIDE BANCSHARES CORP SPLIT DOLLAR AGREEMENT


Policy No. AH506 1692                            Insured: THOMAS M. TESCHNER

Supplementing and amending the application for insurance to Alexander Hamilton Life Insurance Company ("Insurer") on November 24, 1999, the applicant requests and directs that:

                                  BENEFICIARIES

         1. SOUTHSIDE BANCSHARES CORP. a bank holding company located in St. Louis, Missouri (the "Company"), shall be the direct beneficiary of an amount of death proceeds, less policy loans to the Company, if any, in excess of: (i) prior to or on the Normal Retirement Date, $3,474,940.00; and (ii) after the Normal Retirement Date amounts set forth on the attached Schedule A calculated in accordance with Schedule A.

         2. Subject to the provisions of paragraph (5) below, the THOMAS M. TESCHNER IRREVOCABLE INSURANCE TRUST (the "Trust") or the Trust's transferee shall be the beneficiary of an amount equal to: (i) prior to or on the Normal Retirement Date, $3,474,940.00; and (ii) after the Normal Retirement Date amounts set forth on the attached Schedule A calculated in accordance with Schedule A.

                                    OWNERSHIP

         3. The Owner of the policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Trust or its transferee in paragraph (4) of this endorsement.

         4. The Trust or its transferee shall have the right to assign all rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

         5. Notwithstanding the provisions of paragraph (4) above, the Trust or its transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured ceases to be employed by the Company prior to the Normal Retirement Date of 65 for any reason whatsoever (other than by reason of a leave of absence which is approved by the Company), unless otherwise agreed to by the Company and the Executive.


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               MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

                                OWNERS AUTHORITY

The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee's rights shall be subject to this Endorsement.

The owner accepts and agrees to this split dollar endorsement.

Signed at St. Louis, Missouri, this 21st day of December, 1999.

COMPANY:

SOUTHSIDE BANCSHARES CORP.

By   /s/ Joseph W. Pope
Its Chief Financial Officer


The Trust accepts and agrees to the foregoing as direct beneficiary of the portion of the proceeds described in paragraph (2) above.

Signed at St. Louis, Missouri, this 21st day of December, 1999.

TRUST:

THOMAS H. TESCHNER IRREVOCABLE
INSURANCE TRUST


By    /s/ John K. Pruellage
         Its Co-Trustee

By
         Its Co-Trustee


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                                   SCHEDULE A

                         SPLIT DOLLAR AGREEMENT BETWEEN
                 SOUTHSIDE BANCSHARES CORP. AND THOMAS TESCHNER


                 Age of                          TRUST INTEREST IN
              MR. TESCHNER                         Death Proceeds
        less than or equal to 65                     $3,474,940

                   66                                 3,349,917

                   67                                 3,214,517

                   68                                 3,067,879

                   69                                 2,909,070

                   70                                 2,737,080

                   71                                 2,550,815

                   72                                 2,349,090

                   73                                 2,130,622

                   74                                 1,894,021

                   75                                 1,637,783

                   76                                 1,360,277

                   77                                 1,059,738

                   78                                   734,254

                   79                                   381,756

      greater than or equal to 80                           -0-
            End of Schedule

To calculate an amount for less than a full year of age of Executive, take the number of completed months of service into the current Plan Year and divide by
12. Then multiply that fraction by the difference between (i) the balance for the birthday prior to Executive's death and (ii) the balance for the next birthday Executive would have attained had his death not occurred. Then subtract that amount from the balance for the birthday prior to Executive's death. For example, if the Executive's death occurs during the 70th year of age four months after the Executive's birthday, then you would take 4/12 times the balance shown for Age 70 minus the balance shown for Age 71. Then subtract that amount from the balance shown for Age 70 to determine the amount due as death benefit payment.